Exhibit 99.1

NEWS RELEASE
Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Aug. 9, 2011)

BAKER REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) today announced its financial results for the second quarter of 2011.

As reported previously, the Company acquired The LPA Group Inc. on May 3, 2010, and JMA Architectural Studios on June 6, 2011, and these financial results include both companies’ results for the reporting period. In addition, in 2009 the Company sold its former Energy business and, as a result of this disposition, the financial results of the former Energy segment have been classified as discontinued operations for all periods presented in the consolidated financial statements. The information and discussion contained in this news release pertains to Baker’s continuing operations, while the Company’s Form 10-Q, which is being filed with the SEC concurrent with this announcement, presents a complete discussion of both continuing and discontinued operations.

For the quarter, Baker reported net income from continuing operations of $5.0 million, or $0.53 per diluted share, on revenues of $130.1 million, compared to net income from continuing operations of $5.6 million, or $0.61 per diluted share, on revenues of $131.8 million in the second quarter of 2010.

The slight decrease in second-quarter 2011 revenue was driven primarily by a reduction in revenues in the Federal business segment, offset by an increase in revenues in the Transportation segment. The period-over-period decline in Federal segment revenue is attributable to decreases in work performed for the Company’s unconsolidated subsidiary operating in Iraq and work performed for FEMA.

Operating income from continuing operations for the second quarter of 2011 was $7.9 million, compared to $8.3 million for the same period in 2010. The decrease was attributable primarily to reduced gross profit of $1.2 million, which was partially offset by a reduction in selling, general and administrative (SG&A) expenses of $0.8 million. Gross profit decreased mainly due to the decline in Federal segment revenues noted previously and an increase in amortization expense of $0.4 million related to the acquisition of LPA.

SG&A expenses totaled $19.5 million for the second quarter of 2011, compared to $20.3 million in the year-ago period. This decline resulted primarily from a reduction of acquisition-related fees and an overall reduction of SG&A expenses from LPA, offset by severance costs of $1.8 million related to a reduction in force program the Company implemented in April 2011. After evaluating the impacts of this cost reduction program and the cost structure of the Company as it related to the outlook for federal and state government spending, the Company conducted a second reduction in force early in the third quarter and expects additional restructuring charges of $0.6 million in the third quarter of 2011 for these supplemental reductions.

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ADD ONE — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2011

For the first six months of 2011, the Company recorded net income from continuing operations of $5.7 million, or $0.61 per diluted common share, on revenues of $251.1 million, compared with net income from continuing operations of $10.2 million, or $1.13 per diluted common share, on revenues of $243.4 million for the first half of 2010.

The Company’s forecasted effective income tax rate from continuing operations was 39.5 percent and 39.0 percent as of June 30, 2011 and 2010, respectively.

Total backlog at June 30, 2011, was $1.51 billion, compared to $1.58 billion at December 31, 2010. Of these totals, $568 million and $570 million, respectively, are considered funded backlog.

On the balance sheet as of June 30, 2010, the Company had cash and investment balances of $89 million and no debt.

Commenting on the results, President and Chief Executive Officer Bradley L. Mallory, said, “In spite of a very challenging and highly uncertain business environment, we were able to rebound well from our disappointing first quarter performance, and significantly exceed the consensus estimates for the second quarter of 2011. While we anticipate that the business environment will remain difficult, we believe we have taken the actions necessary to address the challenges that this environment presents.”

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, pipelines & utilities, rail & transit, transportation and water. With more than 2,700 employees in nearly 90 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

Conference Call

Michael Baker Corporation has scheduled a conference call and webcast for Tuesday, August 9, at 10:00 AM Eastern Daylight Savings Time to discuss these results. Please call 877-769-6805 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.

(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems, and acquisition-related activity. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

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ADD TWO — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2011

FINANCIAL SUMMARY

(Unaudited)

Operating Results	For the three months ended June 30,		For the six months ended June 30,
(In thousands, except earnings per share)	2011	2010	2011	2010

Revenues	$130,061	$131,757	$251,094	$243,417

Gross profit	27,396	28,599	48,525	50,118

Operating Income	7,883	8,342	9,291	15,263

Income before income taxes and noncontrolling interests	8,015	9,292	9,545	16,958

Net income from continuing operations before noncontrolling interest	5,253	5,759	6,336	10,659

Loss from discontinued operations, net of tax	(100)	(164)	(15)	(796)

Less: Income attributable to noncontrolling interests	(299)	(205)	(635)	(490)

Net income attributable to Michael Baker Corporation	$4,854	$5,390	$5,686	$9,373

Earnings per share:
Basic-continuing operations	$0.53	$0.62	$0.62	$1.14
Diluted-continuing operations	0.53	0.61	0.61	1.13
Basic-net income	0.52	0.60	0.62	1.05
Diluted-net income	$0.52	$0.59	$0.61	$1.04

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ADD THREE — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2011

Segment results	For the three months ended June 30,		For the six months ended June 30,
(In millions)	2011	2010	2011	2010

Revenues
Transportation	$78.8	$72.7	$149.0	$123.5
Federal	51.3	59.1	102.1	119.9

Total revenues	$130.1	$131.8	$251.1	$243.4

Gross Profit
Transportation	$15.9	$16.0	$25.8	$24.7
Federal	11.4	13.1	23.1	25.8
Corporate	0.1	(0.5)	(0.4)	(0.4)

Total gross profit	27.4	28.6	48.5	50.1

Less: SG&A
Transportation	(12.6)	(11.5)	(25.1)	(18.6)
Federal	(6.9)	(8.7)	(14.1)	(16.2)
Corporate	—	(0.1)	—	—

Total SG&A	(19.5)	(20.3)	(39.2)	(34.8)

Total operating income/(loss)
Transportation	3.3	4.5	0.7	6.1
Federal	4.5	4.4	9.0	9.6
Corporate	0.1	(0.6)	(0.4)	(0.4)

Total operating income	$7.9	$8.3	$9.3	$15.3

Backlog	As of
(In millions)	June 30, 2011	December 31, 2010
Funded	$567.5	$569.5
Unfunded	942.0	1,005.6

Total	$1,509.5	$1,575.1

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ADD FOUR — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2011

Condensed Balance Sheet	As of
(In thousands)	June 30, 2011	December 31, 2010

ASSETS
Cash and cash equivalents	$74,947	$77,443
Available for sale securities	13,997	9,795
Receivables, net	77,957	73,681
Unbilled revenues on contracts in progress	60,319	58,884
Prepaid expenses and other	14,944	10,400

Total current assets	242,164	230,203

Property, plant and equipment, net	16,890	16,847
Goodwill and other intangible assets, net	66,786	68,010
Other long-term assets	6,490	6,005

Total assets	$332,330	$321,065

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$36,157	$38,918
Accrued compensation and insurance	40,319	32,630
Billings in excess of revenues on contracts in progress	17,888	18,816
Other accrued expenses	15,444	15,865

Total current liabilities	109,808	106,229

Other long-term liabilities	18,099	18,299

Total liabilities	127,907	124,528

Common Stock	9,823	9,718
Additional paid-in capital	61,553	59,637
Retained earnings	136,987	131,301
Accumulated other comprehensive loss	(63)	(80)
Less - Treasury shares	(4,847)	(4,761)

Total Michael Baker Corporation shareholders’ investment	203,453	195,815
Noncontrolling interests	970	722

Total shareholders’ investment	204,423	196,537

Total liabilities & shareholders’ investment	$332,330	$321,065

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